UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2024

INHIBIKASE THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39676	26-3407249
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3350 Riverwood Parkway SE, Suite 1900
Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (678) 392-3419

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	IKT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Closing of Private Placement Transaction

As previously reported on its current report on Form 8-K filed with the Securities and Exchange Commission (“Commision”) on October 10, 2024 (the “Prior 8-K”), on October 9, 2024, Inhibikase Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) in connection with a private placement (the “Private Placement”) with certain institutional and other accredited investors (the “Purchasers”). The Company and the Purchasers entered into a registration rights agreement (the “Registration Rights Agreement”) and a Support Agreement (the “Support Agreement”) with each of the Purchasers in connection with the Private Placement.

Pursuant to the Purchase Agreement, the Company agreed to sell in the Private Placement (i) 58,310,000 shares (“Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), or, in lieu thereof, pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 21,985,000 shares of Common Stock, (ii) Series A-1 Warrants (“Series A-1 Warrants”) to purchase up to 40,139,474 shares of Common Stock or, in lieu thereof, pre-funded warrants to purchase the same number of shares of Common Stock and (iii) Series B-1 Warrants (“Series B-1 Warrants”) to purchase up to 73,813,529 shares of Common Stock, or, in lieu thereof, pre-funded warrants to purchase the same number of shares of Common Stock.

The Private Placement closed on October 21, 2024. The Company received gross proceeds from the Offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $110 million.

The material terms of the Registration Rights Agreement, Support Agreement, Series A-1 Warrant, Series B-1 Warrant and Pre-Funded Warrant are described in the Prior 8-K, and the form of each is filed as an exhibit to the Prior 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

As previously reported on the Prior 8-K, on September 19, 2024, the board of directors of the Company (the “Board”) increased the Company’s authorized number of directors from five to seven, creating two vacancies.

In connection with the closing of the Private Placement, on October 21, 2024, the Board appointed Roberto Bellini to serve as a Class I director of the Board, Amit Munshi and David Canner to serve as Class II directors of the Board, and Arvind Kush to serve as a Class III director of the Board, effective immediately prior to the close of the Offering (Mr. Bellini, Mr. Munshi, Mr. Canner and Mr. Kush, together, the “Closing Directors”). Mr. Munshi and Mr. Canner will each serve as a director for a term expiring at the Company’s annual meeting of stockholders in 2025 or until their respective successor is elected and qualified, Mr. Kush will serve as a director for a term expiring at the Company’s annual meeting of stockholders in 2026 or until his successor is elected and qualified, and Mr. Bellini will serve as a director for a term expiring at the Company’s annual meeting of stockholders in 2027 or until his successor is elected and qualified, each Closing Director being subject to his earlier resignation or removal. The Closing Directors were all nominated by the Board’s Corporate Governance and Nominating Committee and are all expected to be independent as determined pursuant to Listing Rule 5605(a)(2) of the Nasdaq Stock Market LLC.

The Board has elected Mr. Bellini as independent Chairperson of the Board.

Biographical information and the compensatory terms for each of the Closing Directors is contained in the Prior 8-K.

Director Resignations

In connection with the closing of the Private Placement, on October 21, 2024, the irrevocable notice to the Board of their intention to resign from the Board tendered by Dr. Paul Grint and Ms. Gisele Dion (the “Resigning Directors”) became effective as of the effectiveness of the appointment of their respective successors. Neither Dr. Grint’s nor Ms. Dion’s decision to resign was the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

All option grants previously made by the Company to either of the Resigning Directors vested in full upon the effectiveness of their resignations and each of the Resigning Directors will continue to be paid in full (including any committee and chair assignments as of their date of resignation) until December 31, 2024.

Item 7.01	Regulation FD Disclosure.

On October 21, 2024, the Company issued a press release announcing the closing of the Private Placement and the director appointments and resignations described above. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

This information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press Release dated October 21, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2024	INHIBIKASE THERAPEUTICS, INC.

	By:	/S/ MILTON H. WERNER
Milton H. Werner, Ph.D.
President and Chief Executive Officer